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                                                                      Exhibit 99


NEWS RELEASE
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FOR ADDITIONAL INFORMATION:               WORLDWIDE LEADER IN BEARINGS AND STEEL
Marjorie Peterson
Communications Manager
(330) 471-5628

              THE TIMKEN COMPANY IS AUTHORIZED TO PURCHASE SHARES
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     CANTON, OH--APRIL 21, 1998 - The Timken Company today announced board approval of a new 1998 common stock purchase plan, which succeeds the company's 1996 plan.

     The company's 1996 common stock purchase plan had authorized the company to buy back, in the open market at prevailing market prices, up to two million shares of common stock to be held as treasury shares and used for specific purposes. The company has purchased all of the two million shares of common stock it was authorized to purchase under the 1996 common stock purchase plan. As of April 13, 1998, approximately 62 million shares of common stock were outstanding.

     The company's 1998 common stock purchase plan authorizes the company to buy, in the open market at prevailing market prices, up to four million shares of common stock, which are to be held as treasury shares and used for specific purposes. The company may exercise this authorization until December 31, 2001.

     Shares of common stock purchased pursuant to the 1998 common stock purchase plan will be used as follows: to fund qualified employee benefit plans maintained by the company and its direct and indirect wholly owned domestic subsidiaries; to satisfy the company's obligations under its equity-based incentive plans; to provide shares for the company's dividend reinvestment plan and for use in making future acquisitions; and to deliver shares under existing and future equity-based compensation arrangements to associates and directors of the company and to associates of direct and indirect subsidiaries of the company.

     The Timken Company (NYSE:TKR) is a leading international manufacturer of highly engineered bearings and alloy steels. The company employs some 21,000 people worldwide and reported 1997 sales of more than $2.6 billion.

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                    MAIL CODE: GNW-37
                    1835 DUEBER AVENUE, S.W.      TELEPHONE: (330)471-5628
                    P.O. BOX 6927                 FACSIMILE: (330)471-4118
THE TIMKEN COMPANY  CANTON, OH 44706-0927 U.S.A.  INTERNET:  petersom@timken.com